Exhibit 21.1

LIST OF DIRECT AND INDIRECT SUBSIDIARIES

OF LIQUID HOLDINGS GROUP, INC.

Fundsolve Limited (UK)

Green Mountain Analytics, LLC (Delaware)

LHG Technology Services Ltd. (Mauritius)

Liquid Futures, LLC (Delaware)

Liquid Partners, LLC (Delaware)

Liquid Prime Holdings LLC (Delaware)

Liquid Prime Services, Inc. (New York)

Liquid Trading Institutional LLP (UK)

LTI, LLC (Delaware)